Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 79,373,380.00	0.0001531	$ 12,152.06
Fees Previously Paid
	Total Transaction Valuation:	$ 79,373,380.00
	Total Fees Due for Filing:			$ 12,152.06
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 12,152.06
	Net Fee Due:			$ 0.00
Offering Note
[1]	The filing fee is calculated based on the aggregate cash payment for the proposed per-share cash payment of U.S.$5.00 for 15,874,676 outstanding Class A Common Shares subject to the transaction (the "Transaction Valuation"). The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2025, was calculated by multiplying the Transaction Valuation by 0.00015310.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-91599	09/17/2025		$ 12,152.06
Fee Offset Sources		Cogna Educacao S.A.	Schedule TO	005-91599		09/17/2025		$ 12,152.06
Explanation of the basis for claimed offset:
[1]	Cogna Educacao S.A. previously paid U.S.$12,152.06 upon the filing of its Tender Offer Statement on Schedule TO on September 17, 2025 in connection with the tender offer reported hereby.